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                                                                 EXHIBIT 3(i)(b)


                                    FORM OF
                              RESTATED CERTIFICATE
                                       OF
                                 INCORPORATION

     Brass Eagle Inc., a corporation organized and existing under the laws of the State of Delaware, appearing herein by its undersigned President, hereby certifies as follows:

     1. The name of the Corporation is Brass Eagle Inc. The Corporation was originally incorporated under the name Daisy Manufacturing Company, Inc., and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on July 22, 1983.

     2. Pursuant to Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, this Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of the Corporation.

     3. The text of the Restated Certificate of Incorporation as heretofore amended or supplemented is hereby restated and further amended to read in its entirety as follows:

     ARTICLE FIRST: The name of the Corporation is:

                         Brass Eagle Inc.

     ARTICLE SECOND: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is the Corporation Trust Company.

     ARTICLE THIRD: The nature of the business or purposes to be conducted or promoted is:

     To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     ARTICLE FOURTH: The authorized capital stock of the Corporation shall consist of 10,000,000 shares of Common Stock, par value of $.01 per share.

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     ARTICLE FIFTH: The holders of the Common Stock shall have no preemptive rights to subscribe for any shares of any class of stock of the Corporation whether now or hereafter authorized.

     ARTICLE SIXTH: (A) The number of Directors constituting the entire Board shall be not less than three nor more than nine as fixed from time to time by vote of a majority of the entire Board, provided, however, that the number of Directors shall not be reduced so as to shorten the term of any Director at the time in office, and provided further, that the number of Directors constituting the entire Board shall be five until otherwise fixed by a majority of the entire Board. Directors shall hold office from the time of their election until the ensuing annual meeting of stockholders or until their successors are elected and qualified. Directors need not be stockholders of the Corporation.

                    (B) Notwithstanding any other provisions of this Restated Certificate of Incorporation or the By-laws of the Corporation, any director or the entire Board of Directors of the Corporation may be removed at any time, but only for cause and only by the affirmative vote of a majority the holders of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors (considered for this purpose as one class) cast at a meeting of the Stockholders called for that purpose.

     ARTICLE SEVENTH:  The Corporation is to have perpetual existence.

     ARTICLE EIGHTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, alter or repeal the By-laws of the Corporation.

     ARTICLE NINTH: Elections of Directors need not be by written ballot unless the By-laws of the Corporation shall so provide.

     ARTICLE TENTH: Meetings of Stockholders may be held within or without the State of Delaware, as the By-laws may provide. The books of the Corporation may be kept (subject to any


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provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-laws of the Corporation.

     ARTICLE ELEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon Stockholders herein are granted subject to this reservation.

     ARTICLE TWELFTH: A Director of the Corporation shall not be personally liable to the Corporation or its Stockholders for monetary damages for breach of fiduciary duty as a Director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter by amended. If the General Corporation Law of the State of Delaware is amended after the effective date of this Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of
Delaware, as so amended.   Any amendment, modification or repeal of the
foregoing provisions of this ARTICLE TWELFTH shall not adversely affect any right or protection of a Director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

     IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been signed by its President this ___ day of ______, 1997.

                                       BRASS EAGLE INC.


                                       By:
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                                          E. Lynn Scott
                                          President

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